UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

Equinix, Inc. (the “Company”) has completed its evaluation of whether a lengthening of the estimated period over which non-recurring installation fees are recognized, which the Company originally incorrectly considered a change in estimate that it began to recognize prospectively beginning in the second quarter of 2013, should have been applied in earlier periods. The Company has concluded that these longer lives should have been identified and utilized for revenue recognition purposes beginning in 2006. The Company assessed the materiality of this error individually and in the aggregate on prior periods’ financial statements in accordance with the SEC’s Staff Accounting Bulletins No. 99 and 108 and, based on an analysis of quantitative and qualitative factors, determined that the error was not material to any of the Company’s prior interim and annual financial statements and, therefore, the previously-issued financial statements could continue to be relied upon and that amendment of previously filed reports with the SEC was not required. The Company also determined that correcting the cumulative amount of the non-recurring installation fees of $27.2 million as of December 31, 2012 in 2013 would be material to the projected 2013 consolidated financial statements, and, as such, the Company will revise its previously-issued consolidated financial statements accordingly, commencing with its Form 10-Q for the quarterly period ending September 30, 2013. Such adjustment has no effect on the Company’s total cash flows.

As part of the revision to the Company’s previously-issued consolidated financial statements noted above, it will also revise its consolidated financial statements for several previously identified immaterial errors that were either uncorrected or corrected in a period subsequent to the period in which the error originated as more fully described in Note 2 of the Company’s Form 10-Q filed for the quarterly period ended September 30, 2013.

The Company’s updated business outlook for the remainder of 2013 is as follows:

For the fourth quarter of 2013, the Company now expects revenues to range between $562.0 and $566.0 million (a $3.0 million increase to previously-announced guidance). Cash gross margins are expected to approximate 68%. Cash selling, general and administrative expenses are expected to range between $123.0 and $128.0 million. Adjusted EBITDA is expected to range between $258.0 and $262.0 million (a $3.0 million increase to previously-announced guidance), which includes $11.0 million in professional fees and costs primarily related to the REIT conversion. Capital expenditures are expected to range between $190.0 and $210.0 million, comprised of approximately $50.0 million of ongoing capital expenditures and $140.0 to $160.0 million of expansion capital expenditures.

For the full year of 2013, total revenues are now expected to range between $2,150.0 million and $2,154.0 million (a $5.0 million increase to previously-announced guidance), or an as-reported 14% year over year growth rate. Total year cash gross margins are expected to approximate 68%. Cash selling, general and administrative expenses are expected to range between $470.0 and $475.0 million. Adjusted EBITDA for the year is expected to range between $993.0 and $997.0 million (a $5.0 million increase to previously-announced guidance), which includes $25.0 million in professional fees primarily related to the REIT conversion. Capital expenditures for 2013 are expected to range between $560.0 and $580.0 million, comprised of approximately $165.0 million of ongoing capital expenditures and $395.0 to $415.0 million of expansion capital expenditures.

The U.S. dollar exchange rates used for fourth quarter 2013 guidance are $1.35 to the Euro, $1.60 to the Pound, S$1.24 to the U.S. dollar and R$2.18 to the U.S. dollar. Updated fourth quarter 2013 global revenue breakdown by currency for the Euro, Pound, Singapore dollar and Brazilian Real is 15%, 9%, 6% and 4%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: November 12, 2013	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer

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